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                                                                  Exhibit (i)(1)

GOODWIN PROCTER                     Goodwin Procter LLP       T: 617.570.1000
                                    Counsellors at Law        F: 617.523.1231
                                    Exchange Place            goodwinprocter.com
                                    Boston, MA 02109


April 28, 2003


Merrimac Series
200 Clarendon Street
Boston Massachusetts  02116

Ladies and Gentlemen:

As counsel to Merrimac Series (the "Trust"), a Delaware statutory trust, we have been asked to render our opinion in connection with the proposed issuance of an indefinite number of Premium Class, Reserve Class, Institutional Class, Adviser Class and Investment Class shares of beneficial interest, all with $0.001 par value per share, of the Trust (the "Shares") representing interests in the Merrimac Prime Series, as more fully described in the Prospectus and Statement of Additional Information contained in Post-Effective Amendment No. 10 (the "Amendment") to the Trust's Registration Statement on Form N-1A (Registration No. 333-49693) to be filed by the Trust with the Securities and Exchange Commission.

We have examined the Master Trust Agreement dated as of March 30, 1998, as amended, the By-Laws of the Trust, the minutes of certain meetings of the Trustees, the Prospectus and Statement of Additional Information contained in the Amendment, and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold in accordance with the terms of the Prospectus and Statement of Additional Information, as amended or supplemented from time to time and in effect at the time of sale, will be legally issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the reference to this firm as legal counsel for the Trust in the Prospectus and Statement of Additional Information contained in the Amendment.

Sincerely,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP